EXHIBIT 10.2

EXECUTION COPY

DANGER, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

Henry R. Nothhaft

This Executive Employment Agreement (“Agreement”) is entered into by and between Henry R. Nothhaft (“Executive”) and Danger, Inc., (the “Company”), effective as of June 13, 2007 (“Effective Date”).

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

WHEREAS, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits; and

WHEREAS, Executive and the Company are party to a previous offer letter dated September 18, 2002, as amended on October 1, 2004 (“Offer Letter”) governing the terms of Executive’s employment with the Company; and

WHEREAS, Executive and the Company agree that, except as expressly provided herein, this Agreement shall supersede and replace the Offer Letter and any other oral or written agreements regarding the terms of Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. EMPLOYMENT BY THE COMPANY.

1.1 Position. Subject to terms set forth herein, the Company agrees to continue to employ Executive in the position of Chief Executive Officer and Chairman of the Company’s Board of Directors (“Board”). Executive understands and agrees that in the event that he is no longer acting as Chief Executive Officer, he shall, upon request from the Board, immediately take all steps necessary to effectuate his resignation as a member of the Board of Directors. During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company, except for vacation periods as provided herein and pursuant to the Company’s vacation policies, and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2 Duties and Location. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Board. Executive will report to the Board. Executive will be responsible for the corporate, administrative and business-related functions of the Company, and any other areas of responsibility assigned to

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him by the Board. Executive’s performance goals will be determined by the Board in approximately January of each year, after consultation with Executive. Executive’s primary office location shall be the Company’s corporate headquarters in Palo Alto, California. The Company reserves the right to reasonably require Executive to perform his duties at places other than its corporate headquarters from time to time and to require reasonable business travel.

1.3 Policies and Procedures. The employment relationship between the parties shall also be governed by, and Executive agrees to comply with, the general employment policies and practices of the Company, including but not limited to those policies contained in the Company’s Handbook, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. Executive shall receive for services to be rendered hereunder an initial annualized base salary of $433,888 (“Base Salary”), subject to payroll withholdings and deductions and payable in accordance with the Company’s regular payroll schedule. Such salary shall be reviewed annually and may be modified as approved by the Board.

2.2 Bonus. Executive will be eligible to earn an annual bonus as determined by the Board upon the recommendations of its Compensation Committee and provided that Executive remains employed by the Company as of the date the bonus is calculated. The bonus amount, if any, will be based on the Company’s performance in meeting its planned operating objectives, as determined by the Board in its sole discretion. Any bonus earned may be payable in any combination of cash, stock, or options to acquire shares of Company stock, at the discretion of the Board.

2.3 Stock Options.

(a) Existing Options. Executive has been granted the following options to purchase the Company Common Stock:

Date of Grant	ISO/NQ	Shares	Exercise Price
10/28/2002	ISO	400,000	$0.2500
10/28/2002	NQ	3,643,778	$0.2500
3/11/2003	ISO	380,000	$0.2500
7/24/2003	ISO	20,000	$0.2500
7/24/2003	NQ	170,000	$0.2500
6/9/2004	ISO	190,000	$0.2500
10/13/2004	NQ	2,590,001	$0.2500
10/13/2004	ISO	209,999	$0.2500
6/29/2006	NQ	1,170,000	$0.2500
6/29/2006	ISO	400,000	$0.2500

	Total	9,173,778

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(b) New Grant. The Company will recommend that the Board of Directors grant Executive an option to purchase 1,150,000 shares of the Company’s Common Stock (“Option”) with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 1/48th each month. Vesting will, of course, depend on Executive’s continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2000 Stock Option/Stock Issuance Plan and the Stock Option Agreement between Executive and the Company, which shall provide, among other conditions, that the post-termination exercise period for the vested portion of the Option shall be six (6) months from the date of termination.

(c) Subsequent Option Grants. Subject to the discretion of the Company’s Board of Directors, Executive may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant. The terms of any subsequent stock option grants shall include, among other conditions, that the post-termination exercise period for the vested portion of such option grants shall be six (6) months from the date of termination.

2.4 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally. Standard Company benefits include medical, dental and vision insurance, short-term and long-term disability insurance, 401(k) plan participation, paid time off and holidays. Notwithstanding anything to the contrary set forth in the Company’s policies and procedures regarding the accrual of paid time off (PTO), Executive’s PTO accrual shall not be subject to a cap or any other maximum accrual.

2.5 Personal Life Insurance. The Company will reimburse Executive for premiums of up to a maximum amount of $8,000 per year for personal life insurance coverage.

2.6 Home Connectivity. Executive will be entitled to monthly reimbursement for actual expenditure on broad band connection at up to two residences, not to exceed $350 per month.

2.7 Health Insurance Supplement. Executive will be entitled to a health insurance coverage supplement, not to exceed $800.00 per month, to eliminate any out of pocket costs for heath coverage for Executive or any persons covered by his Company sponsored health insurance policy.

2.8 Tax Consulting Services. Executive will be entitled to receive reimbursement for actual expenditures for tax consulting services not to exceed $5,000 per year.

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2.9 Business Class Travel. Executive will be entitled to business class airline travel on all domestic and international flights either paid for or reimbursed by the Company when upgrades through other means are unavailable.

2.10 Expense Reimbursement. Executive shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the policies of the Company.

3. PROPRIETARY INFORMATION OBLIGATIONS.

3.1 Agreement. As a condition of employment, Executive agrees to continue to abide by the Company’s Confidential Information and Inventions Agreement (the “Confidential Information Agreement”) previously executed by Executive and attached hereto as Exhibit A.

3.2 Remedies. Executive’s duties under the Confidential Information Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Confidential Information Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

4. OUTSIDE ACTIVITIES DURING EMPLOYMENT.

4.1 Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of this Agreement become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive’s ability to discharge his duties and responsibilities to the Company. Notwithstanding the foregoing, Executive may continue to be a member of the Board of Directors of no more than two outside companies and to engage in civic and not-for-profit activities so long as such activities do not create a conflict with his employment hereunder or materially interfere with the performance of his duties.

4.2 No Adverse Interests. Except as permitted by Section 4.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3 Noncompetition. During the term of his employment with the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, participate in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which competes with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct

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holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation, and provided that Executive promptly discloses to the Board any such participation.

5. TERMINATION. Executive and the Company each acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or with out cause or advance notice pursuant to the following:

(a) Termination by Death or Disability. Subject to applicable state or federal law, in the event that Executive shall die during his employment hereunder or become permanently disabled, as evidenced by notice to the Company and Executive’s inability to carry out his job responsibilities for a continuous period of more than six months, Executive’s employment and the Company’s obligation to make payments hereunder shall terminate on the date of his death, or the date upon which, in the sole determination of the Board of Directors, Executive has become permanently disabled, except that the Company shall pay Executive any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused vacation, and any business expenses that were incurred but not reimbursed as of the date of termination. Vesting of all options shall cease on the date of such termination.

(b) Voluntary Resignation by Executive. In the event that Executive voluntarily terminates his employment with the Company other than for Good Reason (defined below), the Company’s obligation to make payments hereunder shall cease upon such termination, except that the Company shall pay Executive any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused vacation, and any business expenses that were incurred but not reimbursed as of the date of termination. Vesting of all options shall cease on the date of such termination.

(c) Termination for Cause. In the event that Executive is terminated by the Company for Cause (as defined below), the Company’s obligation to make payments hereunder shall cease upon the date of receipt by Executive of written notice of such termination (the “Termination Date”), except that the Company shall pay Executive any salary earned but unpaid prior to the Termination Date, any benefits accrued prior to the Termination Date, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the Termination Date. Vesting of all options shall cease on the Termination Date.

(d) Termination by the Company without Cause or by Executive for Good Reason (Absent Change In Control). In the event Executive’s employment is terminated by the Company without Cause (as defined herein) or Executive voluntarily resigns his employment for Good Reason (as defined herein) absent a Change in Control then following the execution of a Release by Executive in the form similar to Exhibit B and written acknowledgment of Executive’s continuing obligations under the Confidential Information Agreement, Executive shall be entitled to receive the following severance benefits: (i) the equivalent of eighteen (18) months of his Base Salary as in effect immediately prior to the termination date subject to employment tax withholding and deductions, payable in semi-monthly installments over eighteen (18) months in accordance with the Company’s standard

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payroll procedures commencing on the first regularly scheduled pay date following the Effective Date of the Release; (ii) provided that Executive is eligible for and timely elects continuation of his health insurance pursuant to COBRA, for a period of twelve (12) months following the Termination Date, the Company shall also reimburse Executive for the cost of COBRA premiums to be paid in order for Executive to maintain medical insurance coverage that is substantially equivalent to that which Executive received immediately prior to the termination provided, however, that the Company’s obligation to pay Executive’s COBRA premiums will cease immediately in the event Executive becomes eligible for group health insurance during the twelve (12) month period, and Executive hereby agrees to promptly notify the Company if he becomes eligible to be covered by group health insurance in such event; and (iii) the Company will vest the equivalent of fifty percent (50%) of Executive’s then unvested options to purchase shares of the Company’s Common Stock and such vesting shall occur upon the date of termination. All other terms and conditions set forth in the options, the Plan, and the applicable stock option agreements shall remain in full force and effect ((i) – (iii) collectively, the “Severance Benefits”).

(e) Definition of Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (i) conviction of, or plea of guilty or no contest, with respect to any felony or to any crime involving fraud, dishonesty, or moral turpitude; (ii) participation in any fraud or act of dishonesty against the Company; (iii) failure to cooperate with the Company in any investigation or formal proceeding; or (iv) material breach of any agreement between Executive and the Company related to Executive’s employment by the Company, including, but not limited to this Agreement and the Confidential Information Agreement; provided, however that for Cause to exist under subsection (iv) above, the Company must give Executive written notice of the events described in subsection (iv) giving rise to Cause and Executive must fail to correct such events within twenty (20) days of the date such notice is given.

(f) Definition of Good Reason. For purposes of this Agreement, “Good Reason” means one or more of the following events is undertaken without Executive’s express consent: (i) the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s position; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a diminution of Executive’s position; (ii) a material reduction by the Company in Executive’s annual total target compensation by greater than fifteen percent (15%), except to the extent that the total target compensation of other executive officers of the Company is accordingly reduced; (iii) a relocation of Executive, or the Company’s principal executive office to which Executive is assigned, that lengthens Executive’s one-way commute distance by more than fifty (50) miles; (iv) the Company’s material breach of this Agreement; or (v) the Company’s failure to obtain the assumption of this Agreement by any acquirer or successor of the Company. Executive must first give the Company an opportunity to cure any of the foregoing within thirty (30) days following delivery to the Company of a written explanation specifying the specific basis for Executive’s belief that he is entitled to terminate his employment for Good Reason.

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6. CHANGE IN CONTROL BENEFITS.

(a) Change of Control Termination. If: (i) Executive is involuntarily terminated by the Company (or its successor entity) other than for Cause; or (ii) Executive voluntarily terminates his employment with the Company (or its successor entity) for Good Reason, either within the two (2) months immediately preceding a Change in Control or in the twelve (12) months immediately following a Change in Control (either constituting a “Change of Control Termination”), and in each case Executive signs a Release and written acknowledgment of Executive’s continuing obligations under the Confidential Information Agreement, Executive shall be entitled to the following severance benefits: (i) the equivalent of twenty-four (24) months of his Base Salary as in effect immediately prior to the Change of Control Termination Date, subject to employment tax withholdings and deductions, payable in a lump sum on the first regularly scheduled payroll date following the Effective Date of the Release; (ii) provided that Executive is eligible for and timely elects continuation of his health insurance pursuant to COBRA, for a period of twelve (12) months following a Change in Control Termination, the Company shall also reimburse Executive for the cost of COBRA premiums to be paid in order for Executive to maintain medical insurance coverage that is substantially equivalent to that which Executive received immediately prior to the termination provided, however, that the Company’s obligation to pay Executive’s COBRA premiums will cease immediately in the event Executive becomes eligible for group health insurance during the twelve (12) month period, and Executive hereby agrees to promptly notify the Company if he becomes eligible to be covered by group health insurance in such event; and (iii) the Company will vest the equivalent of fifty percent (50%) Executive’s then unvested options to purchase shares of Company’s Common Stock and such vesting shall occur upon the occurrence of the Change in Control in the case of a Change in Control Termination occurring prior to the Change in Control or upon termination in the case of a Change in Control Termination occurring after the Change in Control. All other terms and conditions set forth in the options, the Plan, and the applicable stock option agreements shall remain in full force and effect ((i) – (iii) collectively “Change in Control Severance Benefits”).

(b) Definition of Change in Control. For purposes of this Agreement, “Change in Control” of the Company shall mean either of the following stockholder-approved transactions to which the Company is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

(ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company.

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7. LIMITATIONS AND CONDITIONS ON PAYMENT OF BENEFITS

7.1 Parachute Payments.

(a) Best After-Tax. If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”); or (ii) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made: (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment; and (ii) reduction in payments and/or benefits shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of vesting from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.

(b) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 7.1. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days

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after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

7.2 Application of Section 409A. In the event that the Company determines that any cash severance payment benefit, accrued and unpaid bonus payment, or continued health, dental and vision insurance coverage benefits provided under this Agreement fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, in the event the payment of benefits pursuant to the Revised Payment Schedule would be subject to Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Board may attach conditions to or adjust the amounts paid pursuant to this Section 7.2 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 7.2; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

8. NONINTERFERENCE.

While employed by the Company, and for one (1) year immediately following the termination of his employment for any reason, Executive agrees not to interfere with the business of the Company by, directly or indirectly:

(a) soliciting, attempting to solicit, inducing, encouraging, or otherwise causing any employee of the Company to terminate employment in order to become an employee, consultant or independent contractor to or for any other entity or business; or

(b) soliciting the business of any customer of the Company which at the time of termination or during the year immediately prior thereto was listed on the Company’s customer list, if such solicitation involves the use or disclosure of any confidential or proprietary information or trade secrets of the Company.

9. COOPERATION WITH COMPANY. During and for a period of twelve (12) months after the termination of Executive’s employment, Executive will cooperate with the Company in responding to the reasonable requests of the Board or General Counsel (whether internal or external), in connection with any and all litigation, arbitrations, mediations or investigations brought by or against the Company, or its affiliates, agents, officers, directors

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or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive’s cooperation necessary or desirable, and taking into consideration Executive’s time commitments at such time. In such matters, Executive agrees to provide the Company, upon reasonable notice to Executive, with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and providing truthful and accurate testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing.

10. DISPUTE RESOLUTION. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in Santa Clara, California, under the then-applicable JAMS rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The Company shall bear JAMS’ arbitration fees and administrative costs. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

11. GENERAL PROVISIONS.

11.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at his address as listed on the Company payroll records.

11.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties and applicable law.

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11.3 Waiver. To be effective any waiver of a breach of any provision of this Agreement shall be in writing and it shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

11.4 Complete Agreement. This Agreement and its exhibits constitute and form the complete, final, and exclusive embodiment of the entire agreement between Executive and the Company concerning the subject matters hereof. This Agreement is entered into without reliance on any promise or representation other than those expressly contained therein, and the terms hereof, except with respect to those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, cannot be modified or amended except in a written agreement approved by the Board and signed by Executive and an officer of the Company.

11.5 Review By Compensation Committee. Provided that Executive remains employed by the Company on the second anniversary of the Effective Date of this Agreement, the Compensation Committee will, at its next regularly scheduled meeting, confer with Executive and discuss any appropriate adjustments to the terms contained herein.

11.6 Construction and Counterparts. For purposes of construction of this Agreement, any ambiguity shall not be construed against either party as the drafter. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed equivalent to original signatures.

11.7 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

11.8 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

11.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to conflicts of law principles.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Danger, Inc.

By:	/s/ Jeffrey Brody
Director

Date: June 13, 2007

UNDERSTOOD and AGREED to this 13th day of June, 2007.

/s/ Henry R. Nothhaft
Henry R. Nothhaft, an Individual

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EXECUTION COPY

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS

AGREEMENT

EMPLOYEE

PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

The following confirms an agreement between me and Danger, Inc., a Delaware corporation (the “Company”), which is a material part of the consideration for my employment with the Company:

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Proprietary Information. I understand that the Company possesses and will possess Proprietary Information that is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or that became or will become known by, or was or is conveyed to the Company, that has commercial value in the Company’s business. “Proprietary Information” includes, without limitation, information (whether conveyed orally or in writing) about algorithms, application programming interfaces, protocols, trade secrets, computer software, designs, technology, ideas, know-how, products, services, processes, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, the salaries and terms of compensation of other employees, customer lists and other information concerning the Company’s actual or anticipated business, research or development, or that is received in confidence by or for the Company from any other person. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

2.	Company Materials. I understand that the Company possesses or will possess “Company Materials” that are important to its business. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. “Company Materials” include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer software, media or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

3.	Intellectual Property. In consideration of my employment with the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

3.1

All Proprietary Information and all right title and interest in and to patents, patent rights, copyright rights, mask work rights, trade secret rights, and other intellectual property and proprietary rights anywhere in the world (collectively “Rights”) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any Rights I may have or acquire in such Proprietary Information.

At all times, both during my employment with the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company except as may be necessary and appropriate in the ordinary course of performing my duties to the Company.

3.2	All Company Materials shall be the sole property of the Company. I agree that during my employment with the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or for no reason, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

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I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

3.4	I will promptly disclose in writing to my immediate supervisor or to any persons designated by the Company, all “Inventions” (which term includes improvements, inventions (whether or not patentable), works of authorship, trade secrets, technology, algorithms, computer software, protocols, formulas, compositions, ideas, designs, processes, techniques, know-how and data) made or conceived or reduced to practice or developed by me (in whole or in part, either alone or jointly with others) during the term of my employment. I will also disclose to the Company, Inventions conceived, reduced to practice, or developed by me within six months of the termination of my employment with the Company; such disclosures shall be received by the Company in confidence, to the extent they are not assigned in Section 3.5 below, and do not extend such assignment. I will not disclose Inventions covered by Section 3.5 to any person outside the Company unless I am requested to do so by management personnel of the Company.

3.5	I agree that all Inventions that I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached and I hereby assign such Inventions and all Rights therein to the Company. No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by Labor Code Section 2870. The Company shall be the sole owner of all Rights in connection therewith.

3.6	I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

3.7

I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or my assignment with respect to such Inventions in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact, with full power of substitution, to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.

3.8	Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. I will confirm any such waivers and consents from time to time as requested by the Company.

3.9	I have attached hereto a complete list of all existing Inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement.

4.	Non-Solicitation. During the term of my employment and for one year thereafter, I will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

5.	Non-Competition. I agree that during my employment with the Company, I will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and I will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, while I am employed with the Company.

6.

No Conflict with Obligation to Third Parties. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with the Company.

I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

7.	At-Will Employment. I agree that this Agreement is not an employment contract and that I have the right to resign and the Company has the right to terminate my employment at any time, for any reason, with or without cause.

8.	Other Employee Obligations. I agree that this Agreement does not purport to set forth all of the terms and conditions of my employment, and that as an employee of the Company I have obligations to the Company that are not set forth in this Agreement.

9.

Arbitration. I agree that any and all disputes that I have with the Company, or any of its employees, that arise out of my employment or under the terms of my employment, shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this Agreement, my employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the Employee Retirement Income Securities Act, the Racketeer Influenced and Corrupt Practices Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of my employment with the Company or its termination. The only claims not covered by this Agreement are claims made pursuant to the California Labor Code for due and unpaid wages and claims for benefits under the unemployment insurance or workers’ compensation laws, which will be resolved pursuant to those laws. Binding arbitration will be conducted in San Francisco, California in accordance with the rules and regulations of the American Arbitration Association (AAA). Each party will split the cost of the arbitration filing and hearing fees, and the cost of the arbitrator; each side will bear its own attorneys’ fees; that is, the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. I understand and agree that the arbitration shall be instead of any jury trial and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

10.	Survival. I agree that my obligations under Sections 3.1 through 3.8, Section 4, and Section 9 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

11.	Controlling Law; Severability. I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

12.	Successors and Assigns. This Agreement shall be effective as of the date I execute this Agreement and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

13.	Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

14.	Modification. This Agreement can only be modified by a subsequent written agreement executed by an officer of the Company.

EXECUTION COPY

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Dated: October 28, 02	/s/ Henry R. Nothhaft
Employee Signature

Henry R. Nothhaft
Name(type or print)

Accepted and Agreed to:

DANGER RESEARCH, INC.

By:	/s/ Nancy J. Hilker
Name:	Nancy J. Hilker
Title:	CFO

EXECUTION COPY

ATTACHMENT A

Gentlemen:

1.	The following is a complete list of Inventions relevant to the subject matter of my employment with Danger Research, Inc. (the “Company”) that have been made, conceived, developed or first reduced to practice by me (in whole or in part, either alone or jointly with others) prior to my employment by the Company that I desire to clarify are not subject to the Company’s Employee Proprietary Information and Inventions Agreement.

✓     No Inventions

         See below:

         Additional sheets attached

2.	I propose to bring to my employment with the Company the following materials and documents of a former employer:

         No materials or documents

         See below:

/s/ Henry R. Nothhaft
Employee Signature

Henry R. Nothhaft
Name (type or print)

ATTACHMENT B

Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

RELEASE AGREEMENT

1. Consideration. I understand that my employment with Danger, Inc. (the “Company”) terminated effective                     , 20     (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (the “Release”), the Company will pay me certain severance and/or accelerate vesting, pursuant to the terms of the Executive Employment Agreement (the “Agreement”) between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and accrued and unused paid time off through the Separation Date, to which I am entitled by law.

2. General Release. In exchange for the consideration provided to me under the Agreement that I am not otherwise entitled to receive, and as required by the Agreement, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, investors, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company (excluding claims for any vested right to Company stock, earned compensation, expense reimbursement or any vested right under an ERISA-qualified plan document); (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Family and Medical Leave Act (“FMLA”), the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have in my capacity as an employee, officer and/or director of the Company pursuant to any express indemnification agreement or under applicable law, nor am I releasing any rights I may have as an owner and/or holder of the Company’s common stock and stock options.

3. ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for my release contained herein is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my release does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release in a written revocation provided to the Chairman of the Company’s Board of Directors; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).

4. Section 1542 Waiver. In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims contained herein, including but not limited to any unknown or unsuspected claims.

5. Representations. I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA, CFRA, or otherwise, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

By:
Henry R. Nothhaft

Date: